SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 26, 2010

XZERES Wind Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-91191	74-2329327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9025 SW Hillman, Suite 3126, Wilsonville, OR	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  503-388-7350
___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of certain Officers.

On August 25, 2010, the board of directors appointed Frank Greco to act as our Chief Executive Officer and a director.

Mr. Greco will be responsible for all aspects of XZERES Wind Corp.’s business and his initial focus will be on domestic and global sales growth, product portfolio expansion and optimization of products and channels.

We have entered into a written employment agreement with Mr. Greco for an initial term of approximately four years and that provides for a compensation package that includes a base salary at an initial annual rate of Two Hundred Thousand Dollars ($200,000), payable bi-weekly, plus increases and performance bonuses to be awarded in the event the Company hits certain milestones as stated in the written agreement.  We have also granted Mr. Greco a qualified option to purchase a total of 320,000 shares of our common stock at a strike price of $1.25.  This option vests at a rate of 25% per year, starting on the first anniversary of the grant.  We have also granted Mr. Greco a non-qualified option to purchase an additional 655,000 shares of our common stock at a strike price of $1.25 per share.  The non-qualified option as to 55,000 shares vests at a rate of 25% per year, starting on the first anniversary of the grant.  The non-qualified option as to the remaining 600,000 shares vests at a rate of 150,000 per year at the end of each of the next four fiscal years, starting with February 29, 2012, but only in the event the Company achieves certain performance milestones as stated in the written Stock Option Agreement. Also on August 25, 2010, we granted Mr. Greco a second qualified option to purchase 20,000 shares of our common stock at a strike price of $1.25 per share, which option vests immediately. Mr. Greco is also entitled to other ancillary employment benefits such as vacation time and health insurance as stated in his written employment agreement.

We have also agreed to make a one-time contribution to Mr. Greco’s relocation, personal living and personal travel expenses in the amount of Ten Thousand ($10,000) Dollars payable in six (6) equal monthly installments over a six (6) month period commencing on October 1, 2010.

We first hired Mr. Greco July 1, 2010, to serve as our executive vice president of business development.  Previously, from April 2004 to March 2010, Mr. Greco was Chief Executive Officer and a Director of Southwest Windpower Inc., a manufacturer of small wind turbines competitive with our smaller product, 2.5kW wind turbine system.  As CEO of Southwest Windpower, Mr. Greco oversaw all aspects of the business, including operations, material planning, marketing and sales, plant engineering and human resources.  It is Mr. Greco’s general industry experience and his experience while serving as CEO of Southwest Windpower, Inc., including his participation its launch of two new product platforms, its establishment of European operations and a joint venture in China, and its establishment of domestic and international patents and trademarks, that led us to conclude that Mr. Greco should be our CEO and a director.  Mr. Greco holds bachelor’s degrees in Business Administration & Behavioral Science, awarded by the University of Illinois, and in Plant Engineering, awarded by St. Joseph’s College.

There are no family relationships between Mr. Greco and any of our other directors or executive officers.

Mr. Greco has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

Item 9.01     Financial Statements and Exhibits.

Exhibit 10.1          Employment Agreement with Frank Greco, dated August 25, 2010
Exhibit 10.2          Stock Option Agreement with Frank Greco, dated August 25, 2010
Exhibit 10.3          Incentive Stock Option Agreement with Frank Greco, dated August 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XZERES Wind Corp.

/s/ Steven Shum
Steven Shum
Chief Financial Officer

Date:         August 30, 2010